Valkyrie ETF Trust II 485BPOS

Exhibit 99.(g)(2)

Exhibit A

to the Custody Agreement

Fund Names

Separate Series of Valkyrie ETF Trust II

Name of Series

CoinShares Bitcoin and Ether ETF

CoinShares Bitcoin Mining ETF